Exhibit 10.1

September 6, 2019

Mr. Jonathan Wolin

430 Hurlingham Avenue

San Mateo, CA  94402

Dear Jon,

As Jaguar Health places a high value on the contributions, hard work, and dedication that you have demonstrated over the past year, we would like to congratulate you on your promotion to Chief Compliance Officer, General Counsel and Chief of Staff effective September 1, 2019.  Your new annual base salary has increased to $280,800 from $260,000 and your new pay increase will be reflected in your September 14 paycheck.  Your bonus opportunity is 40% of your base salary earnings for the year.  Because we value the long-term incentive compensation component of your Total Rewards package, you will also receive a promotional stock option grant of 43,500 stock options granted and approved by the Board of Directors on September 5, 2019.

Jon, once again, I wanted to thank you for accepting your new promotional opportunity and believe in your success as a valuable member of the Jaguar Health family!

Warm regards,

/s/ Lisa A. Conte
Lisa A. Conte
President & Chief Executive Officer

Jaguar Health, Inc. • 201 Mission Street, Suite 2375 • San Francisco, CA 94105

Tel: (415) 371-8300 • Fax: (415) 371-8311 • www.jaguar.health